Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 8, 2016

Registration Statement No. 333-202562-01

Relating to

Preliminary Prospectus Supplement Dated January 8, 2016 and

Prospectus dated March 6, 2015

$800,000,000 3.300% NOTES DUE 2026

Issuer:	Simon Property Group, L.P.
Legal Format:	SEC Registered
Ratings*:	A2 (Moody’s)/A (S&P)
Size:	$800,000,000
Maturity Date:	January 15, 2026
Coupon (Interest Rate): Interest Payment Dates:	3.300% per annum January 15 and July 15, commencing July 15, 2016
Benchmark Treasury:	2.250% due November 15, 2025
Benchmark Treasury Price and Yield:	101-04+ // 2.121%
Spread to Benchmark Treasury:	T+125 basis points
Yield to Maturity:	3.371%
Initial Price to Public:	99.401% plus accrued interest from January 13, 2016 if settlement occurs after that date
Redemption Provision:	Make-whole call prior to October 15, 2025 based on U.S. Treasury + 20 basis points or at par on or after October 15, 2025
Settlement Date:	T+3; January 13, 2016
CUSIP / ISIN:	828807 CW5 / US828807CW58
Joint Book-Running Managers:

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Morgan Stanley & Co. LLC

BBVA Securities Inc.

Mizuho Securities USA Inc.

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BNY Mellon Capital Markets, LLC Fifth Third Securities, Inc. Regions Securities LLC Scotia Capital (USA) Inc.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you make a decision to invest, you should read the prospectus in that registration statement and the related preliminary prospectus supplement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.